Exhibit 12.1

Dave & Buster's, Inc.
Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands, except ratios)

	Fiscal year ended
						Thirteen weeks ended
							37 Day Period from January 30, 2006 to March 7, 2006	54 Day Period from March 8, 2006 to April 30, 2006

	February 3, 2002(1)	February 2, 2003(1)	February 1, 2004(1)	January 30, 2005(5)	January 29, 2006
						May 1, 2005
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
Income before provision for income taxes	$11,358	$7,680	$16,540	$19,805	$6,304	$7,183	$908	$(3,244)
Add: Total fixed charges (per below)	14,448	15,171	14,722	14,837	18,978	4,818	1,832	6,973
Less: Capitalized interest	892	361	170	668	295	15	70	39

Total income before provision for income taxes, plus fixed charges, less capitalized interest	24,914	22,490	31,092	33,974	24,987	11,986	2,670	3,690

Fixed charges:
Interest expense(3)	7,862	7,830	7,444	6,153	7,429	1,926	688	3,975
Bridge funding fee	—	—	—	—	—	—	—	1,313
Capitalized interest	892	361	170	668	295	15	70	39
Estimate of interest included in rental expense(4)	5,694	6,980	7,108	8,016	11,254	2,877	1,074	1,646

Total fixed charges	$14,448	$15,171	$14,772	$14,837	$18,978	$4,818	$1,832	$6,973

Ratio of earnings to fixed charges(2)	1.72x	1.48x	2.11x	2.29x	1.32x	2.49x	1.46x	—

(1)
As more fully described in "Management's discussion and analysis of financial condition and results of operations," we have restated our previously issued financial statements for these periods due to certain lease accounting issues.

(2)
Earnings for the 54 day period ended April 30, 2006 (Successor) were insufficient to cover the fixed charges by $3,283.

(3)
Interest expense includes interest in association with debt and amortization of debt issuance costs.

(4)
Fixed charges include our estimate of interest included in rental payments (one-third of rent expense under operating leases).

(5)
On November 1, 2004, we completed the acquisition of nine Jillian's locations, pursuant to an asset purchase agreement, for cash and the assumption of certain liabilities. The results of the acquired complexes are included in our consolidated results beginning on the date of acquisition.